                                                                    EXHIBIT 11.1



                                HNC SOFTWARE INC.

                               STATEMENT REGARDING
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    THREE MONTHS ENDED JUNE 30,
                                                                  1997                        1996
                                                        -------------------------   -------------------------
                                                         PRIMARY    FULLY DILUTED    PRIMARY    FULLY DILUTED
                                                        --------    -------------   --------    -------------


NET INCOME (LOSS)                                       $  2,458      $  2,458      $    366      $    366
                                                        ========      ========      ========      ========

SHARES (1)
      Weighted average common shares outstanding          19,322        19,322        18,621        18,621


      Weighted average common stock options and
      warrants as determined by application of the
      treasury stock method (2)                            1,182         1,508         1,834         1,834
                                                        --------      --------      --------      --------


      Weighted average common and common
      equivalent shares outstanding                       20,504        20,830        20,455        20,455
                                                        ========      ========      ========      ========


NET INCOME (LOSS) PER SHARE OF COMMON STOCK             $   0.12      $   0.12      $   0.02      $   0.02
                                                        ========      ========      ========      ========


                                                                      SIX MONTHS ENDED JUNE 30,
                                                                  1997                         1996
                                                        -------------------------   --------------------------
                                                         PRIMARY    FULLY DILUTED    PRIMARY     FULLY DILUTED
                                                        --------    -------------   --------     -------------


NET INCOME (LOSS)                                       $  4,641      $  4,641      $   (361)      $   (361)
                                                        ========      ========      ========       ========

SHARES (1)
      Weighted average common shares outstanding          19,258        19,258        18,407         18,407


      Weighted average common stock options and
      warrants as determined by application of the
      treasury stock method (2)                            1,190         1,516          --             --
                                                        --------      --------      --------       --------


      Weighted average common and common
      equivalent shares outstanding                       20,448        20,774        18,407         18,407
                                                        ========      ========      ========       ========


NET INCOME (LOSS) PER SHARE OF COMMON STOCK             $   0.23      $   0.22      $  (0.02)      $  (0.02)
                                                        ========      ========      ========       ========


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(1)  All share and per share amounts have been adjusted to give retroactive effect to the stock split effected as a stock dividend, which occurred on April 3, 1996.
(2) In accordance with Accounting Principles Board Opinion No. 15, these common stock equivalents are not included in the six months ended June 30, 1996 computation of earnings per share as the Company incurred a net loss and their impact would be anti-dilutive.